CONTRACTUAL OBLIGATIONS OF THE COMPANY

The following table presents, as at December 31, 2007, the Company’s known contractual obligations, aggregated by type of contractual obligation as set forth below. (expressed in Canadian dollars):

	Payments due by period
Contractual
obligations	Total	Less than	1-3	3-5	More than
		1year	years	years	5 years
Long-term debt obligations	Nil	Nil	Nil	Nil	Nil
Purchase obligations	$147,300	$147,300	Nil	Nil	Nil
Operating Lease Obligations	$2,220,996	$614,118	$907,603	$574,422	$128,853
Capital Lease Obligations	Nil	Nil	Nil	Nil	Nil
Other Long term Obligations	$1,275,000	$525,000	$750,000	Nil	Nil
Total contractual obligations	$3,643,296	$1,286,418	$1,657,603	$574,422	$128,853